Exhibit 10.20

Employee	Section 2.01 Base Salary and Bonus Multiplier	Section 2.03 Welfare Benefit Period
June S. Almenoff, MD, PhD	2.0	2 years

Paul S. Covington, MD	1.0	1 year

Gail McIntyre	1.0	1 year

Marshall Woodworth	1.0	1 year

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”), made as of the          day of                     , 2010 by and between PPD Therapeutics, Inc., a Delaware corporation with its principal place of business in North Carolina and its subsidiaries and affiliates (collectively, the “Company”) and                      (“Employee”).

WHEREAS, Employee and the Company entered into an Employment Agreement of even date herewith and, in connection therewith, the Company desires to provide the severance benefits hereinafter described in the event of a “Change in Control,” as hereinafter defined, of the Company.

NOW, THEREFORE, it is agreed as follows:

1. Definitions

1.01 “AFR” means the interest rate determined under Section 1274 of the Code.

1.02 “Base Amount” shall have the meaning set forth and shall be determined as provided in Section 280G of the Code.

1.03 “Change in Control” means (i) a transaction or series of related transactions in which a “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) a sale of substantially all of the assets of the Company; or (iii) a liquidation of the Company.

1.04 “Code” means the Internal Revenue Code of 1986 as heretofore or hereafter amended, and any successor code. References in this agreement to specific sections of the Code shall also include any successor sections.

1.05 “Constructive Termination” means a termination of Employee’s employment by the Company during the Covered Period initiated by Employee after (i) a material diminution in the duties of Employee, (ii) a reduction by the Company in Employee’s base salary in effect on the date of the Change in Control, or (iii) a material change in the geographic location at which Employee must perform services for the Company from prior to the Change in Control. Constructive Termination specifically does not include termination of Employee by reason of death, Disability or retirement at or after age 65. Employee shall give the Company written notice of a Constructive Termination within thirty (30) days of the existence of facts giving rise to a Constructive Termination, which notice shall provide a brief description of the circumstances which Employee asserts gives rise to a right of Constructive Termination, and the Company shall have thirty (30) days from receipt of said notice within which to remedy said circumstances.

1.06 “Covered Payment” means the amounts and benefits paid to Employee pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Employee by the Company.

1.07 “Covered Period” means the time period commencing on the date of and coincident with a Change of Control and ending one year thereafter.

1.08 “Disability” shall have the meaning set forth in Section 4.1.b. of the Employment Agreement.

1.09 “Effective Date” means the date on which the Employment Agreement of even date herewith between the Company and Employee becomes effective pursuant to the terms thereof.

1.10 “Excess Parachute Payment” shall have the meaning set forth and shall be determined as provided in Section 280G of the Code.

1.11 “Excise Tax” shall mean the tax imposed under Section 4999 of the Code on an Excess Parachute Payment.

1.12 “Executive Consultant” shall mean the executive compensation or comparable consultant used from time to time by the Company in designing its compensation program for executive and senior management employees of the Company; provided, however, that in its sole discretion the Company may at any time designate its independent auditors as its Executive Consultant for the purpose of performing any calculations required under Section 2.05 of this Agreement.

1.13 “Final Determination” means a final determination by a court of competent jurisdiction or a proceeding of the Internal Revenue Service or its successor agency.

1.14 “First Period” means the twelve-month period ending on the Termination Date.

1.15 “New Payment Date” shall have the meaning set forth in Section 3 hereof.

1.16 “Parachute Payments” shall have the meaning set forth and shall be determined as provided in Section 280G of the Code.

1.17 “Payment Cap” means the maximum amount which may be paid to Employee under the terms of this Agreement without subjecting Employee to the Excise Tax.

1.18 “Payment Date” means the date that is the later of (a) thirty (30) days following the Termination Date or (b) the date immediately following Employee’s execution of a Release and the expiration of any statutory revocations periods applicable to such Release.

1.19 “Release” means a general release of any and all claims related to Employee’s employment with the Company and/or the termination thereof in favor of the Company and/or its parent company, officers, directors, shareholders, employees and/or any other agents or representatives, in a form acceptable to the Company, and that is executed by Employee within sixty (60) days of the Termination Date, and which Employee does not revoke (if permitted to do so by applicable law). Any such general release shall expressly exclude any claims related to this Agreement, Employee’s rights hereunder and the enforcement hereof.

1.20 “Stock Awards” means Employee’s outstanding awards of the Company non-qualified stock options or restricted stock as of the Termination Date.

1.21 “Termination for Cause” means a determination by the President of the Company or, if this office is vacant, the Chief Executive Officer, acting in good faith but made in her or his sole discretion, that Employee: (i) deliberately failed to substantially perform Employee’s duties and responsibilities for the Company or engaged in willful misconduct in Employee’s execution thereof; (ii) maliciously engaged in any act or omission that materially injures, or, in the opinion of the President or the Chief Executive Officer, as the case may be, has the capacity to materially injure, the business or reputation of the Company; (iii) is determined by an independent tribunal, such as the U.S. Equal Employment Opportunity Commission (EEOC) or a court of law with competent jurisdiction to have engaged in a form of discrimination or harassment prohibited by law (including, without limitation, discrimination or harassment based on race, color, religion, sex, national origin, age, disability, and/or genetic information); (iv) misappropriated or embezzled material tangible or intangible property of the Company; (v) materially breached the terms of Annex A and/or B of this Agreement while employed by the Company; and/or (vi) has been convicted of or pleaded guilty or no contest to a felony (not including a violation of the traffic laws), subject, however, to the Company having first provided Employee with written notice of the occurrence of any of the events in subsections (i) through (vi) above and Employee’s failure to cure or remedy those events which are capable of being cured within thirty (30) days of Employee’s receipt of such written notice.

1.22 “Termination Date” means the date on which Employee’s employment is terminated such that Employee is entitled to the compensation and benefits provided for in Section 2 of this Agreement.

2. Compensation Upon Change of Control. This Agreement shall become effective on the Effective Date. If during the Covered Period (i) the Company terminates Employee’s employment for reason other than Termination for Cause (and not due to Employee’s death or Disability or retirement at or after age 65) or (ii) Employee’s employment is terminated by reason of Constructive Termination, then, in either case further conditioned upon Employee executing a Release, Employee shall be entitled to the following compensation and benefits:

2.01 Base Salary and Bonus. The Company shall pay Employee an amount equal to              times the sum of Employee’s (i) base salary for the First Period (determined as if Employee was employed for the entire First Period if employed for less than the First Period) and (ii) the greater of (x) Employee’s target bonus under the Company incentive cash bonus plan in which Employee is eligible to participate immediately prior to the Termination Date or (y) the average of the cash bonuses received in the First Period and in the twelve-month period immediately preceding the First Period, said amount to be paid on the Payment Date or New Payment Date, as applicable.

2.02 Unpaid and Deferred Compensation. The Company shall pay Employee any bonus or deferred compensation that is not “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (whether in the form of cash, stock or otherwise) that is accrued but unpaid as of the Termination Date, said sum to be paid on the Payment Date or New Payment Date, as applicable.

2.03 Benefits. For a period of                  after the Termination Date, the Company shall continue to pay for and provide welfare benefits which Employee was receiving immediately prior to the Termination Date, including life insurance, health, medical, dental, vision and wellness, accidental death and dismemberment and disability benefits; provided, however, that the Company’s obligations under this clause shall terminate from the date that Employee first becomes eligible after the Termination Date for similar coverage under another employer’s plan.

2.04 Stock Awards. Notwithstanding anything to the contrary in any agreement for Stock Awards, (i) all unvested shares underlying Stock Awards granted more than six months prior to the Termination Date shall become fully vested as of the Termination Date, and (ii) Employee shall continue to be treated under each award agreement evidencing a Stock Award as if Employee was an employee of the Company until the first to occur of (x) the third anniversary of the Termination Date, or (y) the expiration of the exercise period provided for therein; provided, however, in the event of Employee’s death or his disability (as disability is defined in the award agreement) after the Termination Date, the time for exercise after death or such disability prescribed in the award agreement shall apply. The provisions of this Section 2.04 shall also apply to any and all substitute awards for nonqualified stock options and restricted stock granted to Employee in exchange for Stock Awards to which this section applies.

2.05 Limitation on Payments.

a. Application of Section 2.05. If a Covered Payment hereunder would be an Excess Parachute Payment and would thereby subject Employee to the Excise Tax, the provisions of this Section 2.05 shall apply to determine the amounts payable to Employee pursuant to this Agreement.

b. Calculation of Benefits. At least fifteen (15) days prior to the Payment Date or New Payment Date, as applicable, the Company shall notify Employee of the aggregate present value of all amounts and benefits to which Employee would be entitled under this Agreement and any other plan, program or arrangement with the Company as of the Termination Date, together with the projected maximum payments, determined as of such Date of Termination, that could be paid without Employee being subject to the Excise Tax.

c. Imposition of Payment Cap. If (i) the aggregate value of all amounts and benefits to which Employee would be entitled under this Agreement and any other plan, program or arrangement with the Company exceeds the amount which can be paid to Employee without Employee incurring an Excise Tax and (ii) Employee would receive a greater net after-tax amount (taking into account all applicable taxes payable by Employee, including an Excise Tax) by applying the limitation contained in this Section 2.05(c), then the amounts otherwise payable to Employee under this Section 2 shall be reduced to an amount equal to the Payment Cap. If Employee receives reduced payments and benefits hereunder, Employee shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that Employee will receive in connection with the application of the Payment Cap.

d. Application of Code Section 280G. The Executive Consultant shall determine whether any part of the Covered Payment will be subject to the Excise Tax and the amount of such Excise Tax. For purposes of such determination, the Executive Consultant shall take into consideration and be guided by the following:

(i) such Covered Payment will be treated as Parachute Payments and all Parachute Payments in excess of the Base Amount shall be treated as subject to the Excise Tax, unless and except to the extent that in the good faith judgment of the Executive Consultant, the Company has a reasonable basis to conclude that such Covered Payment, in whole or in part, either do not constitute Parachute Payments or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G of the Code) in excess of the Base Amount, or such Parachute Payments are otherwise not subject to the Excise Tax, and

(ii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Executive Consultant in accordance with the principles of Section 280G of the Code.

(e) Applicable Tax Rates. For purposes of determining whether Employee would receive a greater net after-tax benefit if the amounts payable under this Agreement are reduced in accordance with Section 2.05(c), Employee shall be deemed to pay:

(i) federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the first amounts are to be paid hereunder, and

(ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for such calendar year; provided, however, that Employee may request that such determination be made based on Employee’s individual tax circumstances, which shall govern such determination so long as Employee provides to the Executive Consultant such information and documents as the Executive Consultant shall reasonably request to determine such individual circumstances.

(f) Adjustments in Respect to Payment Cap.

(i) If Employee receives reduced payments and benefits under Section 2.05 or if Section 2.05 is determined not to be applicable to Employee because the Executive Consultant concludes that Employee is not subject to any Excise Tax, and it is established pursuant to a Final Determination that, notwithstanding the good faith of Employee and the Company in applying the terms of this Agreement, the aggregate Parachute Payments paid to Employee or for Employee’s benefit are in an amount that would result in Employee being subject to an Excise Tax and Employee would still be subject to the Payment Cap under the provisions of Section 2.05(c), then the amount in excess of the Payment Cap shall be deemed for all purposes to be a loan to Employee made on the date of the receipt of such excess payment, which Employee shall have an obligation to repay to the Company on demand, together with interest at the AFR, from the date of the payment hereunder to the date of repayment by Employee.

(ii) If Section 2.05 is not applied to reduce Employee’s entitlements under this Section 2 because the Executive Consultant determines that Employee would not receive a greater net after-tax benefit by applying Section 2.05 and it is established pursuant to a Final Determination that, notwithstanding the good faith of Employee and the Company in applying the terms of this Agreement, Employee would have received a greater net after-tax benefit by subjecting Employee’s payments and benefits hereunder to the Payment Cap, then the aggregate Parachute Payments paid to Employee or for Employee’s benefit in excess of the Payment Cap shall be deemed for all purposes a loan to Employee made on the date of receipt of such excess payments, which Employee shall have an obligation to repay to the Company on demand, together with interest at the AFR, from the date of payment hereunder to the date of repayment by Employee.

(iii) If Employee receives reduced payments and benefits by reason of this Section 2.05 and it is established pursuant to a Final Determination that Employee could have received a greater amount without exceeding the Payment Cap, then the Company shall promptly thereafter pay Employee the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the AFR, from the original payment due date to the date of actual payment by the Company.

3. Section 409A. Notwithstanding anything to the contrary in this Agreement, if at the time of Employee’s termination of employment with the Company (a) the Company has stock which is publicly-traded on an established securities market and (b) Employee is a “specified employee” within the meaning of Section 409A of the Code, then no payment, compensation, benefit or entitlement payable or provided to the Employee in connection with his employment termination that is determined, in whole or in part, to constitute a payment from a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code shall be paid or provided to Employee before the earlier of (i) Employee’s death or (ii) the day that is six (6) months plus one (1) day after the termination date (the “New Payment Date”). The aggregate of any payments, compensation, benefits and entitlements that otherwise would have been paid to the Employee during the period between the termination date and the New Payment Date shall be paid to the Employee in a lump sum on such New Payment Date. Thereafter, any payments, compensation, benefits and entitlements that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

4. Miscellaneous.

4.01 Successor-in-Interest. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

4.02 Binding Effect. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executives, administrators, successors, heirs, distributees, devisees and legatees.

4.03 Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be given (i) by certified mail, return receipt requested, postage prepaid, (ii) by personal delivery or (iii) by recognized overnight carrier, and shall be deemed received when actually received. Notices shall be addressed as follows:

If to the Company:	PPD Therapeutics, Inc.
929 North Front Street
Wilmington, North Carolina 28401
Attention: Chief Executive Officer

If to Employee:

Either party hereto may change the notice address by giving notice thereof in the manner provided for herein.

4.04 Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any provision or condition of this Agreement to be performed by such other party shall be deemed a subsequent waiver of the same or similar provisions or conditions.

4.05 Entire Agreement. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof (i.e., severance benefits provided in the event of a Change in Control) have been made by either party which are not set forth expressly in this agreement, and this Agreement supersedes and replaces in its entirety all prior agreements and representations, expressed, implied, oral or otherwise, made by the Company to or with Employee with respect to the subject matter hereof; provided, however, that it is agreed and understood that this Agreement shall be administered consistent with the Employment Agreement, and in the event of any conflict between the two with respect to the subject matter hereof, this Agreement shall control.

4.06 Jurisdiction and Venue. The parties agree that the federal or state courts sitting in Wake County, North Carolina, will have the sole and exclusive jurisdiction to adjudicate any disputes or controversies arising out of or related to this Agreement. Employee consents to personal jurisdiction and venue in either of said courts, and waives any claims or defenses based on improper venue or jurisdiction.

4.07 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of North Carolina without giving effect to provisions thereof regarding conflict of laws.

4.08 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

4.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4.10 Headings. Headings used in this Agreement are for convenience only and shall not be used to construe or interpret this Agreement.

4.11 Enforcement by Employee. All legal expenses incurred by Employee in the successful enforcement of any of the terms of this Agreement shall be paid by the Company.

IN WITNESS WHEREOF, the parties have executed this Severance Agreement effective the date first hereinabove set forth.

PPD THERAPEUTICS, INC.	EMPLOYEE

By:
Name:	Name:
Title: